Exhibit 99.1

Ultra Petroleum Corp.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Announces Spring Borrowing Base Redetermination and Amendment to

Credit Agreement, Fourth Quarter 2019 Production Results, and Confirms 2020 Production and

Capital Guidance

Englewood, Colorado – February 18, 2020 – Ultra Petroleum Corp. (“Ultra” or the “Company”) (OTCQX: UPLC) announces its borrowing base redetermination, fourth quarter 2019 production, and guidance for production and capital in 2020.

Sixth Amendment to Credit Facility and April 1, 2020 Borrowing Base Determination

On February 14, 2020, Ultra Resources, Inc. a wholly owned subsidiary of Ultra entered into the Sixth Amendment to Credit Agreement (the “Sixth Amendment”). Pursuant to the Sixth Amendment and the spring borrowing base redetermination, which will take effect April 1, 2020, the Borrowing Base (as defined in the Credit Agreement) will be reduced to $1.075 billion, with $100 million commitment attributed to the Credit Agreement. In accordance with the previously disclosed Fifth Amendment to Credit Agreement, the commitment amount for the Credit Agreement is scheduled to automatically reduce to $120 million on February 29, 2020, from the current $200 million commitment. The adjustments to the commitment amount on February 29, 2020, and April 1, 2020, coincide with the Company’s anticipated reduction of the outstanding borrowings under the Credit Agreement.

The additional changes effected by the Sixth Amendment provide for (i) the establishment of a quarterly borrowing base redetermination, with the next redetermination occurring on July 1, 2020, and on each October 1, January 1 and April 1 thereafter and (ii) a downward revision of the anti-cash hoarding amount from $25 million to $15 million at all times borrowings are outstanding under the Credit Agreement.

“The results of the spring 2020 borrowing base review process and the commitment level provided for in this amendment affirms our decision to suspend drilling and focus on free cash flow generation and debt repayment in 2020. This outcome further highlights the unique nature of our low-decline asset, Ultra’s low-cost operations and a predictable operating free cash flow of approximately $55 million for the fourth quarter,” said Brad Johnson, President and Chief Executive Officer of Ultra.

Fourth Quarter 2019 Production

In the fourth quarter of 2019 the Company produced 55.4 Bcfe, an average rate for the quarter of 602 MMcfe per day. Natural gas production was 53.1 Bcf and oil production was 378,000 Bbls for the fourth quarter. Full-year 2019 production was 240.2 Bcfe.

Ultra Petroleum Corp.	Page 1 of 2

2020 Production and Capital Guidance

For 2020, the Company’s capital investment program is expected to be approximately $10 - $20 million, reflecting Ultra’s decision to suspend drilling and focus on free cash flow generation. Additionally, the Company is confirming its 2020 production guidance of 182 to 192 Bcfe.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on OTCQX and trades under the ticker symbol “UPLC”.

Additional information on the Company is available at www.ultrapetroleum.com. In addition, our filings with the Securities and Exchange Commission (“SEC”) are available by written request to Ultra Petroleum Corp. at 116 Inverness Drive East, Suite 400, Englewood, CO 80112 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. There are numerous uncertainties inherent in estimating proved reserves, including projecting future rates of production and timing of development. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, the Company’s ability to decrease its leverage or fixed costs, reductions in the Company’s borrowing base under its Credit Facility, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment.

For further information contact:

Investor Relations

303-708-9740, ext. 9898

Email: IR@ultrapetroleum.com

Ultra Petroleum Corp.	Page 2 of 2